                                                                 Exhibit (e)(16)


                         AMENDMENT TO RIGHTS AGREEMENT

         Amendment No. 2 (this "Amendment"), dated as of February 14, 2001, to the Rights Agreement (the "Rights Agreement"), dated December 30, 1998, and amended as of November 6, 2000, between SierraCities.Com Inc., a Delaware corporation then known as First Sierra Financial, Inc. (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent"), at the direction of the Company.

         WHEREAS, the Company, American Express Travel Related Services Company, Inc., a New York corporation ("Parent"), and a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Purchaser will commence a cash tender offer for shares of common stock of the Company (the "Offer") and thereafter Purchaser will merge with the Company (the "Merger") and each remaining share of common stock of the Company will be converted into the right to receive Merger Consideration (as defined in the Merger Agreement), upon the terms and subject to the conditions of the Merger Agreement;

         WHEREAS, the Company and the Rights Agent have previously amended the Rights Agreement in Amendment No. 1 ("Amendment No. 1"), dated as of November 6, 2000;

         WHEREAS, on February 13, 2001, the Board of Directors of the Company resolved to further amend the Rights Agreement and to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

         WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

         1. Section 1(n) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "EXPIRATION DATE" shall mean the earlier of (x) the Close of Business on December 30, 2008, subject to extension as provided in Section 12(c) of this

         Agreement, and (y) such time as is immediately prior to the acceptance for payment of shares of Common Stock in the Offer (as such term is hereinafter defined).

         2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither American Express Travel Related Services Company, Inc. ("Amex") nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of a Distribution Date, Flip-In Event, Flip-Over Event, Stock Acquisition Date or Triggering Event shall be deemed to occur, in each such case, by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of February 14, 2001, including any amendment or supplement thereto (the "Amex Merger Agreement") among Amex, a wholly-owned subsidiary of Amex and the Company, the announcement, commencement or consummation of the Offer or the Merger (each, as defined in the Amex Merger Agreement) or the consummation of the other transactions contemplated by the Amex Merger Agreement, including the execution or delivery of the Tender Agreements, dated as of February 14, 2001 between Amex and certain stockholders of the Company. No such event shall entitle or permit the holders of Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of, or receive payment from, any party to the Amex Merger Agreement."

         3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                      SIERRACITIES.COM INC.

By:  /s/ Alan L. Langus                      By:  /s/ Thomas J. Depping
    --------------------------------             -------------------------------
    Name: Alan L. Langus                         Name:  Thomas J. Depping
    Title:  Executive Vice President             Title:  Chief Executive Officer


Attest:                                      HARRIS TRUST AND SAVINGS BANK, as
                                             Rights Agent

By:  /s/ Stuart L. Brandel                   By:  /s/ D. Fergeson
    --------------------------------             -------------------------------
    Name: Stuart L. Brandel                      Name:  D. Fergeson
    Title: Vice President                        Title:  V.P. Trust Operations